EXHIBIT 23.2

CONSENT OF SAMUEL ENGINEERING INC.

In connection with the McEwen Mining Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2023 and any amendments or supplements and/or exhibits thereto, including without limitation Amendment No. 1 thereto (collectively, the “Form 8-K”), the undersigned consents to the following:

(i)	the filing and use of the technical report summary titled “SEC S-K 229.1304 Technical Report Summary Initial Assessment – Individual Disclosure Los Azules Copper Project – Argentina” (the “TRS”), with an effective date of May 9, 2023, an original date of August 25, 2023, and an amended date of November 1, 2023, as an exhibit to and referenced in the Form 8-K;

(ii)	the incorporation by reference of the TRS in the Registration Statements of McEwen Mining Inc. on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609) and Form S-4 (File No. 333-226858) (the “Registration Statements”);

(iii)	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 8-K and the Registration Statements; and

(iv)	any extracts from or summaries of the TRS included or incorporated by reference in the Form 8-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

Dated:  November 3, 2023

By:	/s/ Samuel Engineering Inc.
Name:	Samuel Engineering Inc.